Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Pennsylvania Investment Quality Municipal Fund
811-06265



The Registrant incorporates by reference to this Sub-Item 77Q1(a) of Form N-SAR, a copy of the form of the Statement Establishing and Fixing the Rights and Preferences of Variable Rate Municipal Term Preferred Shares, considered to be an amendment to the Charter, containing a description of the Funds preferred securities. This Statement was filed as exhibit C to the reorganization Statement of Additional Information (SAI) in the SEC filing on Form 497 on September 6, 2013, Accession No. 0001193125-13-
360014.